EXHIBIT 23.5

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement on Form N-2 (File No. 333-269714) of Prospect Capital Corporation of our report dated August 26, 2025, relating to the consolidated financial statements of First Tower Company LLC and Subsidiaries as of December 31, 2024 and for the year then ended, appearing in the Annual Report on Form 10-K of Prospect Capital Corporation for the year ended June 30, 2025.

We also consent to the reference to our firm under the heading “Independent Accounting Firms” in such registration statement.

/s/ RSM US LLP

Raleigh, North Carolina
August 26, 2025